UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Soliciting Material Pursuant to § 240.14a-12

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

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THE PROVO GROUP, INC.

1100 Main Street, Suite 1830

Kansas City, Missouri 64105

REQUEST FOR CONSENT OF LIMITED PARTNERS

June 15, 2017

Dear Limited Partner:

IMPORTANT: Biennial Consent to Sale

As a Limited Partner in DiVall Insured Income Properties 2 Limited Partnership (the “Partnership”), you and our other Limited Partners are being provided an opportunity to consent to a sale of the Partnership’s properties (the “Properties”) and the dissolution of the Partnership (“Proposed Sale and Dissolution”). This consent solicitation is made on behalf of the Partnership by The Provo Group, Inc., as General Partner of the Partnership.

During the consent solicitation process in May 2001, we expressed to our Limited Partners that if the holders of a majority of our outstanding Limited Partnership interests (“Units”) did not consent to the Proposed Sale and Dissolution (in 2001, 74% voted against such sale and dissolution) proposed at that time that we would circulate a new consent solicitation every two years to provide the Limited Partners additional opportunities to authorize the Proposed Sale and Dissolution. We conducted similar consent solicitation processes in 2003, 2005, 2007, 2011, 2013 and 2015, and in each instance the holders of a majority of our outstanding Units did not authorize such a sale and dissolution. In 2009, the holders of a majority of our outstanding Units voted, in response to the Partnership’s consent solicitation, to extend the term of the Partnership to November 30, 2020.

On or about June 15, 2017, we began mailing a Notice of Internet Availability (“Notice”) of the Partnership’s Consent Solicitation Materials (as defined below) to you and the other Limited Partners informing you that the Consent Statement, Consent Card, our 2016 Annual Report on Form 10-K, and voting instructions are available on the Internet at www.divallproperties.com/relations.php. As is more fully described in the Notice, Limited Partners may choose to access the Consent Solicitation Materials on the Internet, or may request to receive a paper copy of the Consent Solicitation Materials at no charge by July 10, 2017 to facilitate timely delivery. The request can be made via telephone at 1-800-547-7686 (DiVall Investor Relations), e-mail to edevera@phxa.com, or the Internet at www.divallproperties.com/newsletter.php. This hard copy election will apply to future consent solicitation packages by us as well. If you print the on-line Consent Card, please call DiVall Investor Relations at 1-800-547-7686 for your specific investor label information that must be included on the Consent Card prior to executing and mailing.

No meeting will be held in connection with this 2017 solicitation of consents from the Limited Partners. To be counted, a properly executed, signed and labeled Consent Card must be received by the independent voting tabulator Phoenix American Financial Services, Inc. (the “Tabulator”), located at 2401 Kerner Blvd, San Rafael, CA 94901, on or before July 31, 2017.

Only Limited Partners of record at the close of business on May 31, 2017 will be entitled to vote by executing and returning a Consent Card. A vote “FOR” the Proposed Sale and Dissolution by holders of a majority of our outstanding Units will authorize the Partnership to proceed with the Proposed Sale and Dissolution.

Because the Proposed Sale and Dissolution requires holders of a majority of our outstanding Units to provide “FOR” consents to pass, a vote to “ABSTAIN” and the failure to return a signed Consent Card enclosed would have the same effect as a vote “AGAINST”.

Although we are circulating consents to poll the Limited Partners, the General Partner recommends a vote “AGAINST” the Proposed Sale and Dissolution.

If we do not receive sufficient consents for the Proposed Sale and Dissolution by July 31, 2017, we will continue to operate the Partnership . . . business as usual. We will also circulate a new consent solicitation in two years to again poll Limited Partner preferences regarding the potential sale of all of the Properties and the dissolution of the Partnership. If, however, holders of more than 50% of all outstanding Units consent to the Proposed Sale and Dissolution, we will move forward with a competitive bid process to sell the Properties and liquidate and dissolve the Partnership.

Very truly yours,

THE PROVO GROUP, INC., as General Partner of

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

By:	/s/ Bruce A. Provo
President

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

1100 MAIN STREET, SUITE 1830

KANSAS CITY, MISSOURI 64105

CONSENT STATEMENT

June 15, 2017

General Information

DiVall Insured Income Properties 2 Limited Partnership, a Wisconsin limited partnership (the “Partnership”) is engaged in the business of owning and operating its investment portfolio of commercial real estate. The Partnership owns 11 properties (collectively the “Properties” and individually a “Property”). Ten of the Properties are leased on a triple-net basis where the Partnership is the lessor and the operator of a business is a tenant (collectively the “Leases,” individually a “Lease”). All of the tenants operate as fast-food or casual dining restaurants (such as Wendy’s, Applebee’s, etc.).

The Partnership’s Agreement of Limited Partnership dated as of November 20, 1987, as amended (the “Partnership Agreement”), provides that the Partnership will be dissolved on November 30, 2020, or earlier upon the prior occurrence of any of the following events: (i) the disposition of all properties of the Partnership; (ii) the written determination by the General Partner that the Partnership’s assets may constitute “plan assets” for purposes of ERISA; (iii) the approval of the Partnership’s unit holders (“Limited Partners”) owning a majority of the Partnership’s outstanding Limited Partnership interests (“Units”) to dissolve the Partnership; or (iv) the dissolution, bankruptcy, death, withdrawal, or incapacity of the last remaining General Partner, unless an additional General Partner is elected previously by Limited Partners holding a majority of our outstanding Units.

During the second and third quarters of 2001, 2003, 2005, 2007, 2011, 2013 and 2015, consent solicitations were circulated (each being a “Prior Consent”), which if approved would have authorized the sale of all of the Properties and dissolution of the Partnership (the “Proposed Sale and Dissolution”). Limited Partners holding a majority of our outstanding Units did not vote in favor of any of the Prior Consents. During the third quarter of 2009, consent solicitations were circulated (the “2009 Consent”) to extend the term of the Partnership ten years to November 30, 2020. Limited Partners holding a majority of our outstanding Units voted in favor of the extension. Therefore, the Partnership’s term was extended and it continues to operate as a going concern.

This Consent Statement is being furnished to Limited Partners in connection with the 2017 solicitation of written consents by the Partnership to approve the Proposed Sale and Dissolution. No meeting will be held in connection with this solicitation of consents from the Limited Partners.

Consents for the Proposed Sale and Dissolution are solicited on behalf of the Partnership by The Provo Group, Inc., the general partner of the Partnership (the “General Partner”). Solicitation of consents other than by mail may be made by telephone, facsimile or in person by regularly employed officers, agents and employees of the General Partner, who will not receive additional compensation for their efforts. The total cost of soliciting the consents will be borne by the Partnership.

Only Limited Partners of record at the close of business on May 31, 2017 will be entitled to vote by executing, signing and returning a properly labeled Consent Card. A vote “FOR” the Proposed Sale and Dissolution by holders of a majority of our outstanding Units will authorize the Partnership to proceed with the Proposed Sale and Dissolution.

Because the Proposed Sale and Dissolution requires holders of a majority of our outstanding Units to provide “FOR” consents to pass, a vote to “ABSTAIN” and the failure to return a signed Consent Card will have the same effect as a vote “AGAINST”. To be counted, a properly executed, signed and labeled Consent Card must be received by the independent voting tabulator Phoenix American Financial Services, Inc. (the “Tabulator”), which is located at 2401 Kerner Blvd., San Rafael, CA 94901, on or before July 31, 2017.

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A Limited Partner may revoke its Consent Card at any time prior to July 31, 2017, or other conclusion of the Consent solicitation process (whichever is earlier), by mailing a properly executed Consent Card bearing a later date or by mailing a signed, written notice of revocation to the attention of the General Partner or the Tabulator. Revocation of a Consent Card will be effective upon receipt by the General Partner or the Tabulator of either (i) an instrument revoking the Consent Card or (ii) a duly executed Consent Card bearing a later date. This Consent Statement and Consent Card were first made available to Limited Partners on or about June 15, 2017. Once the General Partner has received Consent Cards from a majority of the Limited Partners voting either “FOR” or “AGAINST” the Proposed Sale and Dissolution, the General Partner may declare the consent solicitation process concluded and will be bound by the results of such process. In any event, unless the General Partner elects to extend the deadline of the consent solicitation, the consent solicitation processes and the opportunity to vote by returning a Consent Card, will end on July 31, 2017.

Important Notice Regarding the Internet Availability of Consent Materials for the Consent Solicitation. A full set of Consent Solicitation Materials is not being mailed to Limited Partners. This Consent Statement, the Consent Card, voting instructions, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, are available on-line at www.divallproperties.com/relations.php. Under rules issued by the U.S. Securities and Exchange Commission (the “SEC”), we are providing Internet access to our Consent Solicitation Materials and a Consent Card, as noted in our Notice of Internet Availability (the “Notice”) mailed to Limited Partners on or around June 15, 2017. In addition, an investor may elect to receive a paper copy of the full set of Consent Solicitation Materials and or a Consent Card at no charge by July 10, 2017 to facilitate timely delivery. The request can be made via telephone at 1-800-547-7686 (DiVall Investor Relations), e-mail to edevera@phxa.com, or the Internet at www.divallproperties.com/newsletter.php. If a Limited Partner prints the on-line Consent Card, they must call DiVall Investor Relations at 1-800-547-7686 for their specific investor label information that is to be included on the Consent Card prior to executing, signing and mailing. This election will apply to future consent solicitation packages by us as well.

BACKGROUND AND RECOMMENDATIONS OF THE GENERAL PARTNER

Background of Partnership

The Partnership is a limited partnership organized under the Wisconsin Uniform Limited Partnership Act pursuant to the Partnership Agreement. As of December 31, 2016, the Partnership consisted of one General Partner and 1,419 Limited Partners of record owning an aggregate of 46,280.3 Units. The Units were offered and sold commencing February 23, 1988, pursuant to a Registration Statement on Form S-11 (Registration No. 33-18794) filed under the Securities Act of 1933, as amended. On February 22, 1990, the Partnership closed the offering at 46,280.3 Units. The Units are not currently traded on any exchange or other public market.

Through this consent process, the General Partner is seeking an indication from the Limited Partners whether they want to authorize the General Partner to pursue a sale of all of the Properties, and the liquidation and dissolution of the Partnership.

The Partnership Agreement provides in Section 2.2 that the Partnership will terminate and dissolve on November 30, 2020. Section 10.2 of the Partnership Agreement provides that the Partnership Agreement may be amended upon the vote of the Limited Partners holding more than 50% of the outstanding Units. The total number of outstanding Units as of the record date, May 31, 2017, was 46,280.3 Units. Each Unit is entitled to one vote.

As of the record date, May 31, 2017, the Partnership had 1,333 record holders of Units. The following table sets forth certain information with respect to such beneficial ownership as of May 31, 2017. Based on information known to the Partnership and filed with the SEC, the following persons are known to beneficially own 5% or more of the outstanding Units as follows:

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		Units		Percentage of
Title of	Name and Address of	Beneficially		Units
Class	Beneficial Owner (1)	Owned		Outstanding(2)

Units	Jesse Small (4)	7,354.48	(3)	16.28%
	401 NW 10th Terrace
	Hallandale, FL33009

Units	Ira Gaines	4,056.93	(5)	8.77%
	7000 N 16th St Suite 120 #503
	Phoenix, AZ 85020

(1)	A beneficial owner of a security includes a person who, directly or indirectly, has or shares voting or investment power with respect to such security. Voting power is the power to vote or direct the voting of the security and investment power is the power to dispose or direct the disposition of the security.
(2)	Based on 46,280.3 Units outstanding as of May 31, 2017.
(3)	Based on Form 4 filed with the SEC.
(4)	Jesse Small may be deemed to beneficially own such voting and investment power over the Units identified in the table above.
(5)	Includes 2,609.90 Units in which Mr. Gaines has a direct ownership through a trust, and also includes 1,447.03 Units in which Mr. Gaines has an indirect ownership interest and which he may be deemed to beneficially own under SEC Rule 13d-3.

(b) As of May 31, 2017, the General Partner did not own any Units. The following chart identifies the beneficial ownership of the person that preforms the functions of the principal executive of the General Partner.

Title of Class	Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Units Outstanding(4)

Units	Bruce A. Provo	200	(2) (3)	0.43%

(1)	A beneficial owner of a security includes a person who, directly or indirectly, has or shares voting or investment power with respect to such security. Voting power is the power to vote or direct the voting of the security and investment power is the power to dispose or direct the disposition of the security.
(2)	Bruce A. Provo is deemed to have beneficial ownership of all of TPG Finance Corp.’s Units due to his control as President of TPG Finance Corp.
(3)	Bruce A. Provo may also be deemed to beneficially own the Units listed above due to such management and investment power.
(4)	Based on 46,280.3 Units outstanding as of May 31, 2017.

(c) Management knows of no contractual arrangements, the operation or the terms of which may at a subsequent date result in a change in control of the Partnership, except for provisions in the Permanent Manager Agreement dated as of February 8, 1993, by and among the Partnership, DiVall 1 (which was dissolved in December 1998), DiVall 3 (which was dissolved in December 2003), the now former general partners, their controlled affiliates, and the General Partner.

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Forward-Looking Statements

This Consent Statement contains forward-looking statements. When used in this Consent Statement the words “believes,” “anticipates,” “intends,” “expects” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties, including but not limited to those risks and uncertainties described in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2017. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of these and other risks, including changes in general economic conditions, changes in real estate conditions, including without limitation, decreases in valuations of real properties, increases in property taxes and lack of buyers should the Partnership want to dispose of a Property, lease-up risks, ability of tenants to fulfill their obligations to the Partnership under existing leases, sales levels of tenants whose leases include a percentage rent component, adverse changes to the restaurant market, entrance of competitors to the Partnership’s lessees in markets in which the Properties are located, inability to obtain new tenants upon the expiration of existing leases, the potential need to fund tenant improvements or other capital expenditures out of operating cash flows, the Partnership’s ability to realize value for Limited Partners upon disposition of the Partnership’s assets, and various other factors. The Partnership undertakes no obligation to publicly release any updates or revisions to forward-looking statements to reflect any future events or circumstances.

Proposed Property Sale and Dissolution of the Partnership

Through this consent solicitation process, the General Partner is seeking an indication from the Partnership’s Limited Partners of whether they want to authorize the General Partner to commence and consummate the Proposed Sale and Dissolution. The Partnership Agreement provides in Section 10.2 that the General Partner may not sell substantially all of the Properties without the approval of Limited Partners holding more than 50% of the Units.

The General Partner recommends a vote “AGAINST” the Proposed Sale and Dissolution as set forth below:

The Business

The Partnership is engaged in the business of owning and operating its investment portfolio of commercial real estate properties (as defined above, the “Properties”). At the date of this Consent Statement, the Partnership owned 11 Properties. Ten of the Properties are leased on a triple net basis to, and operated primarily by, franchisors or franchisees of national, regional and local retail chains under long-term leases. The lessees are all fast food and casual dining restaurants. Each of the Properties is described more fully under “The Properties” below.

The original lease terms for almost all of the Properties are from five to twenty years from the dates of their respective inception. Most of the Leases provide for minimum rents (“Base Rents”) and additional rents based upon a percentage of gross sales in excess of specified breakpoints (“Percentage Rents”). The lessee is responsible for occupancy costs such as maintenance, insurance, real estate taxes, and utilities. The Partnership owns one restaurant, which is located on a parcel of land that it does not own, but where it has entered into a long-term ground lease, as lessee, which is set to expire in 2018. The Partnership has the option to extend the ground lease for two additional ten year periods. The Partnership owns all improvements constructed on the land (including the building and improvements) until the termination of the ground lease, at which time all constructed improvements will become the land owner’s property. The tenant, a Kentucky Fried Chicken restaurant franchisee (“KFC”), is responsible for the $3,400 per month ground lease payment per the terms of its lease with the Partnership.

The General Partner has determined that the leases are properly classified as operating leases; therefore, rental income is reported when earned on a straight-line basis and the cost of the Property, excluding the cost of the land, is depreciated over its estimated useful life.

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As of May 31, 2017, the aggregate Base Rents estimated to be received under the current operating leases for the Properties are as follows:

Year ending December 31,
2017	$871,084
2018	818,061
2019	660,433
2020	660,433
2021	663,725
Thereafter	3,309,543
$6,983,279

The Percentage Rents generated from operations of the Properties in 2016 and 2015 were approximately $581,000 and $549,000, respectively.

At December 31, 2016, eight of the 11 Properties were (and continue to be) leased to three Wendy’s franchisees, with five of the Properties being leased to Wendgusta, LLC (“Wendgusta”), two of the Properties being leased to Wendcharles I, LLC (“Wendcharles I”), and one of the Properties being leased to Wendcharles II, LLC (“Wendcharles II”). An additional Property was leased to Wendgusta until its lease expired on November 6, 2016; this Property is currently vacant. Operating base rents from these nine leases during the year ended December 31, 2016 comprised approximately 85% of the total 2016 operating base rents. As a result of the previously reported lease extension notices received by the Partnership in January 2017, all eight of the Properties that are currently leased to Wendy’s franchisees now feature a lease expiration date of November 6, 2026.

Expenses: The General Partner believes that the expenses associated with managing the Partnership compare favorably with other partnerships managing similar portfolios in the industry. The General Partner believes that the expenses incurred by the Partnership in 2016 generally represent the expected level of expenses. Although the General Partner will continue to work to reduce expenses while retaining the quality of services, the General Partner does not predict significant reductions in expenses for the foreseeable future.

The Properties

As of May 31, 2017, the Partnership owned the following Properties:

Acquisition Date	Expiration of Current Lease	Tenant/ Concept	Location	2017 Base Rent $	Independent Appraisals June 2016
10/10/88	06/30/18	KFC*	1014 S. St. Francis Dr. Santa Fe, NM	60,000	100,000
05/31/90	10/31/15	Applebee’s	2770 Brice Rd. Columbus, OH	150,651	1,570,000
12/22/88	11/06/26	Wendy’s	1721 Sam Rittenburg Blvd. Charleston, SC	76,920	1,800,000
12/22/88	11/06/26	Wendy’s	3013 Peach Orchard Rd. Augusta, GA	86,160	1,800,000
02/21/89	11/06/26	Wendy’s	1901 Whiskey Rd. Aiken, SC	96,780	2,250,000
02/21/89	11/06/26	Wendy’s	1730 Walton Way August, GA	96,780	1,200,000
02/21/89	11/06/26	Wendy’s	343 Folly Rd. Charleston, SC	70,200	1,700,000
02/21/89	11/06/26	Wendy’s	361 Hwy. 17 Bypass Mount Pleasant, SC	77,280	2,000,000
03/14/89	11/06/26	Wendy’s	1004 Richland Ave. Aiken, SC	90,480	1,600,000
12/29/89	11/06/26	Wendy’s	517 E. Martintown Rd. N. Augusta, GA	87,780	1,575,000
12/29/89	N/A	Vacant	3859 Washington Rd. Martinez, GA	0	530,000
		Total:		$871,084	$16,125,000

*The KFC property is subject to a ground lease.

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Reason for Property Sale and Dissolution Consent Solicitation

In 1998, the General Partner determined for a variety of reasons, that it was in the best interest of the Limited Partners and the Partnership to attempt to sell the Properties and then liquidate and dissolve the Partnership. The General Partner solicited and obtained the consent (the “1998 Consent”) of the holders of a majority of the outstanding Units to attempt to dispose of the Properties upon certain terms.

Although the Partnership made substantial effort to market the Properties during 1998, it did not receive a bid for the Properties which met the terms of the 1998 Consent. Though the Partnership has entertained some proposals to acquire the Properties over the past several years, none met the criteria established in the 1998 Consent, nor have they been of a nature that the General Partner believed warranted seeking the approval of the Limited Partners. The General Partner believes that the authority originally provided by the 1998 Consent is no longer operative, even if an offering to acquire the Properties was made to the Partnership on the terms outlined in such consent.

The General Partner is willing to be guided by the preferences of the holders of a majority of the outstanding Units with respect to whether to actively market and sell the Properties for the purpose of liquidating the Partnership. Thus, as it did with each of the Prior Consents, the General Partner is soliciting the Limited Partners to determine their desires with respect to such potential course of action. If a majority of the Limited Partners does not consent to the Proposed Sale and Dissolution, the General Partner intends to solicit similar consents every two years in order to remain informed as to whether the Limited Partners want to dispose of the Properties and liquidate and dissolve the Partnership.

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The term of the Partnership is currently set to expire on November 30, 2020. The General Partner believes there are few investment alternatives available that provide the stability and security of triple net leased properties without mortgage encumbrances. The Partnership has no debt on its Properties and therefore, no refinancing or sale pressures. The Partnership simply collects the rents on its leases (most of which have nine or more years remaining on their terms), pays its management and operating expenses, and distributes the balance to the Limited Partners. So long as the Properties remain leased and the tenants are viable, the Partnership believes the investment returns should remain stable.

Over the years, the Partnership has selectively sold properties where the General Partner believed it was receiving a fair price. In some instances the sales were motivated by a desire to improve the overall risk portfolio of the Partnership. Even if holders of a majority of the outstanding Units do not consent to the Proposed Sale and Dissolution, the General Partner may continue to “prune” the portfolio on a selective basis.

If the holders of a majority of the outstanding Units vote “FOR” the Proposed Sale and Dissolution, the General Partner will proceed in good faith to solicit the sale of all the Properties on the terms generally set forth below and proceed with the dissolution of the Partnership. If the Limited Partners do not authorize the Proposed Sale and Dissolution, the General Partner will continue to manage the Partnership as a going concern and use its business judgment in an effort to enhance the value of the Partnership. However, the General Partner reserves the right at any time in the future, to seek the approval of the Limited Partners with respect to any disposition of all or substantially all of the Properties if the General Partner deems such disposition to be in the best interest of the Limited Partners.

Even if the holders of a majority of the outstanding Units vote “FOR” the Proposed Sale and Dissolution, there is no assurance that a sale on the terms outlined in this Consent Statement could be consummated.

DESCRIPTION OF PROPOSED SALE OF PARTNERSHIP PROPERTIES AND SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP

If the Proposed Sale and Dissolution is approved, the General Partner will solicit competitive bids for the purchase of the Properties. The General Partner will attempt to obtain a fair market price for the Properties. Upon completion of the sale of the Properties, the assets of the Partnership would be distributed to the Limited Partners, net of all normal and customary costs of such sale, and other reserves as the General Partner deems appropriate (if any) in the Proposed Sale and Dissolution.

Purchase Price

If the Proposed Sale and Dissolution is approved, the General Partner would solicit bids which include both: (i) a purchase price for all of the Properties in the aggregate, and (ii) a purchase price for each of the Properties individually. New appraisals for all of the Partnership Properties would be secured and the Total Appraised Value of the Properties would be the minimum asking price (the “Asking Price”). The last time appraisals were received was in June 2016, with an aggregate appraised value of $16,125,000.

Certain fees, costs and expenses would be incurred by the Partnership in the sale process (the “Expenses”). Such Expenses may include (i) appraisal fees (ii) title insurance fees, (iii) survey fees, (iv) legal fees, (v) brokerage fees/commissions, (vi) filing fees, and (vii) such other fees and expenses as are ordinary and necessary in connection with a large real estate transaction. The General Partner estimates such Expenses at approximately 5.5% of the total price.

Following the consummation of the sale of the Properties, the Partnership would incur additional expenses associated with winding up the Partnership’s affairs, liquidating its assets and dissolving the Partnership. Those expenses may include, without limitation: (i) escheat fees; (ii) legal fees; (iii) consent solicitation fees; (iv) printing and postage expenses; (v) tax preparation and audit fees; (vi) investor servicing fees; (vii) taxes; and (viii) management and overhead fees; and (ix) supplies and other administrative expenses. The payment of these expenses would reduce the amount available for distribution to the Limited Partners.

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Effects on the Limited Partners

Advantages: There is currently no active or established trading market for Units. The values available to Limited Partners in the secondary market for their Units are believed to represent a discount from the pro rata value of the underlying assets of the Partnership, due in part to the lack of liquidity of the Units. The Proposed Sale and Dissolution is expected to provide a manner for Limited Partners to realize value of their Units without having to comply with the conditions and restrictions of selling Units individually and without being subject to the normal secondary market discount and relatively high transaction fees. Further, following liquidation and dissolution, Limited Partners would no longer be subject to any of the risk factors attendant to the operation of a portfolio of triple-net based properties.

Disadvantages: The General Partner anticipates (but does not guarantee) that the portfolio of Properties will continue to generate net distributable income in line with historical performance for at least the next seven to nine (7 - 9) years. This represents a cash return of approximately 5-6% of the internal December 31, 2016 Net Unit Value. Since the Partnership’s assets are depreciable real property, some of the distributable net income may be tax sheltered, leading to a slightly higher “after tax” rate of return. In today’s generally low interest rate environment, the General Partner believes these returns compare favorably to alternative investments of similar risk profiles into which Limited Partners could re-invest their after-tax liquidation proceeds.

If the Partnership is liquidated, the Limited Partners will be subject to capital gains taxes to the extent the net proceeds from the sale of Properties on a per Unit basis exceeds the Limited Partners’ adjusted tax basis in each Unit.

Effect on the General Partner

The Partnership Agreement provides for the General Partner to receive up to a 3% commission (“Disposition Fee”) on the sale of any Properties if it provides a substantial portion of the services in the sales effort. If the Proposed Sale and Dissolution passes, meaning the requisite consents were received and the Partnership is able to successfully sell the Properties and then liquidate and dissolve, the General Partner would collect such Disposition Fee and would not be entitled to future management fees as a result of the liquidation and dissolution of the Partnership.

FEDERAL INCOME TAX CONSEQUENCES OF PROPOSED SALE AND DISSOLUTION

The following is a summary of the material Federal income tax consequences resulting from the Proposed Sale and Dissolution which may affect a Limited Partner. This summary is included solely for the information of the Limited Partners. This summary is not intended as a substitute for careful tax planning, and consequences may vary according to each Limited Partner’s individual circumstances. Therefore each Limited Partner is urged to consult his or her own tax adviser concerning the specific tax consequences of the Proposed Sale and Dissolution to such Limited Partner.

This summary is based on the Internal Revenue Code of 1986, as amended (“Code”), as well as the applicable existing regulations there under, judicial decisions and current administrative rules and practices. The following discussion does not discuss the impact, if any, state or local taxes may have on the Proposed Sale and Dissolution. Furthermore, no assurance can be given as to the accuracy or completeness of this summary and there can be no assurance that the Internal Revenue Service will agree with the interpretations of the Code and the regulations set forth below. Each Limited Partner should be aware that the Code and the regulations are subject to change and in some instances may be given retroactive effect.

Taxation of Partnerships in General

An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Rather, a partnership is an entity for which the items of income, gain, loss, deductions, and credits “flow through” to the partners, who are taxed in their individual capacities on their distributive shares of the partnership’s income, gain, loss, and deductions. However, the partnership is a tax reporting entity that must file an annual return disclosing the partnership’s gain or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. However, each partner must account separately for its distributive share of the following partnership items: (1) short-term capital gains and losses, (2) long-term capital gains and losses, (3) gains and losses from sales or exchanges of property used in a trade or business or subject to involuntary conversion, (4) charitable contributions, (5) dividends for which there is a dividends-received deduction, (6) taxes paid or accrued to foreign countries and to U.S. possessions, (7) taxable income or loss, exclusive of items requiring separate computation, and (8) other items required to be stated separately either by Treas. Reg. §1.702-1 or because separate statement could affect the income tax liability of any partner, including but not limited to the following: recovery of bad debts, prior taxes, and delinquency amounts, deductible investment expenses, alternative minimum tax adjustments and tax preference items, investment interest, and any items subject to a special allocation under the partnership agreement.

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Each partner is required to treat partnership items on its return in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. Each partner must account for its distributive share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year. Such consistency requirement may be waived if the partner files a statement (IRS Form 8082) identifying the inconsistency or shows that it resulted from an incorrect schedule furnished by the partnership.

Basis of Partnership Interests

A partner’s basis in its Unit is equal to its cost for such Unit, (i) reduced by its allocable share of partnership distributions, taxable losses and expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and (ii) increased by its allocable share of partnership taxable profits, income of the partnership exempt from tax and additional contributions to the partnership. For purposes of determining basis, an increase in a partner’s share of partnership liability is treated as a contribution of money by that partner to the partnership. Conversely, a decrease in its share of partnership liability is treated as distribution of money from the partnership. Generally, a partner may not take recourse liability into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, if a partnership asset is subject to a liability for which no partner has any personal liability, in general, the partner’s allocable share of the nonrecourse liability will be taken into account to determine basis.

Effect of the Proposed Sale

The sale of Properties in connection with the Proposed Sale and Dissolution would be a taxable event to the Limited Partners. Gain or loss on a sale of a property generally would be measured by the difference between the net amount realized (after deducting ordinary and necessary expenses of the sale) and the adjusted basis of the property that is sold. Generally the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liability from which the Partnership is discharged as a result of the sale. The adjusted basis of property is generally the basis on the day the property was acquired less deductions, allowed or allowable, for depreciation.

A substantial portion of the property, including building, land and equipment, which were held for more than one year, are expected to be treated as “Code Section 1231 assets.” Code Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of Code Section 1231 assets would be combined with any other Code Section 1231 gains or losses incurred by the Partnership in that year, and the Code Section 1231 gains or losses would be allocated to the Limited Partners as provided in the Partnership Agreement. Notwithstanding the foregoing, certain depreciation recapture rules may cause some or all of the gains realized upon the liquidation of the Properties to be taxed at the partner level as ordinary income under I.R.C. Section 1250(a) or at a 25% rate by virtue of the “unrecaptured I.R.C. Section 1250 gain” rules. Section 1250 recapture will only be applicable to the Partnership’s taxable investors.

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Effect of Dissolution and Liquidation

Generally, upon the Proposed Sale and Dissolution, gain will be recognized by and taxable to a partner to the extent the amount of cash distributed to it exceeds the partner’s basis in its Unit at the time of distribution. Any gain or loss which a Limited Partner recognizes from a liquidating distribution is generally taxed as capital gain or loss. However, any income or loss allocated from the normal operations of the partnership during the year of liquidation may constitute ordinary income or loss.

Any capital gain or loss will be treated as long-term if the Limited Partner has held its Units for more than twelve (12) months when the liquidation is consummated. For non-corporate limited partners, long-term capital gains are generally taxed at a 20% rate. This rate may be 0% depending on the individual taxpayer’s taxable income and applicable tax bracket. If the Limited Partner has held its Units for less than a year, any gain will be a short-term capital gain. Short-term capital gains are taxed as ordinary income. Capital losses generally are deductible only to the extent of capital gains plus, in the case of a non-corporate Limited Partner, up to $3,000 of ordinary income. Capital losses realized upon the liquidation may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations. If the selling partner has a basis of zero and a deficit or negative capital account, it will realize additional income to the extent that it has been relieved of its obligation to repay the deficit or is subject to a qualified income offset.

Although the sale of a partnership interest (and the liquidation of the Partnership is treated as a sale of a partnership interest) generally gives rise to capital gain or loss, amounts received by a partner allocable to its share of unrealized receivables or substantially appreciated inventory may constitute ordinary income or loss. The term “unrealized receivables” includes any rights to income that have not been included in gross income under the method of accounting employed by the partnership (Treas. Reg. §1.751-1(c)).

Exempt Employee Trusts and Individual Retirement Accounts

Tax-exempt organizations, including trusts which hold assets of employee benefit plans, although not generally subject to federal income tax, are subject to tax on certain income derived from a trade or business carried on by the organization which is unrelated to its exempt activities. However, such unrelated business taxable income does not in general include income from real property, gain from the sale of property other than inventory, interest, dividends and certain other types of passive investment income that is derived from “debt-financed properties” as defined in Section 514 of the Code. Further, if, as the Partnership believes, the Properties are not characterized as “inventory,” and are not held primarily for sale to customers in the ordinary course of the Partnership’s business, the income from the sale of the Properties should not constitute unrelated business taxable income. Finally, the Partnership’s temporary investment of funds in interest-bearing instruments and deposits also should not give rise to unrelated business taxable income.

THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS. THIS TRANSACTION MAY AFFECT SEVERAL FEDERAL TAXES, INCLUDING, BUT NOT LIMITED TO, INCOME AND ESTATE TAXES.

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DISTRIBUTION UPON LIQUIDATION OF THE PARTNERSHIP

Upon completion of the Proposed Sale, the Partnership will be dissolved and its business wound up in accordance with Article VIII of the Partnership Agreement, including the liquidation of the Partnership Properties. The sale proceeds, after establishing any necessary cash reserves to cover liabilities, will be distributed to the Limited Partners and the General Partner in the manner set forth in the Partnership Agreement, although the distribution to the General Partner is expected to be limited to the minimum amount necessary to cover its tax obligations on its portion of the Partnership’s income resulting from the liquidation. The General Partner would attempt to obtain commercial insurance covering liabilities which the Indemnification Trust (as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016) was established to cover. If such insurance is available, the Partnership would use proceeds from the Indemnification Trust to purchase such insurance coverage and the balance of the Indemnification Trust would be distributed with the sale proceeds during liquidation. If such insurance coverage is unavailable at a reasonable cost, the Indemnification Trust would be maintained for a period past termination of the Partnership in keeping with terms of such Indemnification Trust, and the proceeds thereof would be subsequently distributed to the Limited Partners.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following document and its exhibits filed by the Partnership with the SEC are hereby incorporated in this Consent Statement by reference:

Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (“Form 10-K”).

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DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP,

a Wisconsin Limited Partnership

CONSENT OF LIMITED PARTNER TO SALE OF ALL OF THE PARTNERSHIP PROPERTIES AND

SUBSEQUENT LIQUIDATION AND DISSOLUTION OF THE PARTNERSHIP

The undersigned Limited Partner acknowledges receipt of the Consent Statement dated June 15, 2017 respecting the proposed sale of all of the Partnership’s properties, which would result in the subsequent liquidation and dissolution of the Partnership (the “Proposed Sale and Dissolution”). The undersigned Limited Partner understands that the General Partner is seeking an indication of the Limited Partner’s desire to authorize the General Partner to initiate a sale of all of the Partnership’s properties to one or more buyers.

The General Partner recommends a vote AGAINST a sale of all the Partnership’s properties, which would result in the liquidation and dissolution of the Partnership.

THIS PROPOSED SALE AND DISSOLUTION REQUIRES THE APPROVAL BY THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING UNITS OF THE PARTNERSHIP.

PLEASE MARK YOUR VOTE ON REVERSE SIDE AND SIGN AND DATE AND PROMPTLY MAIL TO:

Phoenix American Financial Services, Inc., 2401 Kerner Blvd, San Rafael, CA 94901

PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK INK TO INDICATE YOUR VOTE ON THIS MATTER.

The General Partner recommends a vote AGAINST a sale of all of the Partnership’s Properties, which would result in the liquidation and dissolution of the Partnership.

Consent to the Sale of the Partnership’s Properties and Subsequent Dissolution of the Partnership: proposal to authorize the General Partner to sell all of the Partnership’s properties at such prices set forth in the June 15, 2017 Consent Statement and upon such terms as the General Partner shall determine. Approval of a sale of all the Partnership’s Properties will also be deemed an approval to the liquidation and dissolution of the Partnership.

FOR [  ]      AGAINST [  ]     ABSTAIN [  ]

Holder #	Units #

Please sign exactly as your name appears, on the label at left, representing your limited partnership interest. Call 1-800-547-7686 for specific label information if Consent Card printed via the Internet. When such interest(s) are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please have signed in full corporate name by the president or other authorized officer. If a partnership, please have signed in the partnership’s name by an authorized person.

Name

Address

City, State, Zip

Signature of Unit

Holder____________________________________________________________________________Date___________

Print Name__ ____________________________________________________________________________________

Signature of Unit Holder, if held jointly____ ____________________________________________Date_____________

Print Name______________________________________________________________________________________

_______________________________________________________________________________________________

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